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                   January 18, 2024

       Oz Adler
       Chief Executive Officer and Chief Financial Officer
       SciSparc Ltd.
       20 Raul Wallenberg St
       Tower A, 2nd Floor
       Tel Aviv 6971916
       Israel

                                                        Re: SciSparc Ltd.
                                                            Form 20-F
                                                            For the Year Ended
December 31, 2022
                                                            File No 001-38041

       Dear Oz Adler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Life Sciences